Speakeasy Fundraise - Updated.mp4
(2m 13s) 1 speaker ()

[0:00:09] : Speakeasy is an incredible immersive experience where you're transported back in time, back in the

[0:00:15] : 1920s. What we've done is we've created a fully realize club that would have existed

[0:00:20] : in San Francisco in 1923. You're free to explore as you would in life. It's

[0:00:26] : like a choose your own adventure. You can go to any of these rooms. You

[0:00:29] : can have a drink at the bar. You can actually gamble, or you can sit

[0:00:32] : in the cabaret and watch a show. We ran the show in 2014. We did

[0:00:37] : a five month run. We had incredible success. We had 75 performances. We completely sold

[0:00:42] : out across the board. We actually got to the point, which is so exciting, we

[0:00:45] : were sold out up to ten weeks in advance. We spent about $250,000 of which

[0:00:50] : we had investors for. Not only did we make all the money back, but we

[0:00:54] : also gave all our investors a 56% return, which we were very excited to do.

[0:00:59] : Everything about this production is scaled up from the first production. We've gone from a

[0:01:03] : little over 3,000 square feet to just under 10,000 square feet. We have a permanent

[0:01:08] : home. We have a long term lease. We're putting two million dollars into the venue.

[0:01:13] : It's everywhere from the wallpaper to the carpet to the tile in the bathroom floor.

[0:01:17] : We want to create a very period authentic space that people can get lost in.

[0:01:25] : It's like stepping back in time to another world. I think there's something about people

[0:01:32] : telling you how you should live your life, and the rejection of that. The rejection

[0:01:39] : of saying, "No, you don't tell me how I live my life. I'm going to

[0:01:41] : choose to live my life the way I want to." And the show that we

[0:01:45] : we've been working on and creating has really taken that spirit and that idea; and

[0:01:51] : for me, the show is about enjoying the time that you have while you have

[0:01:57] : it, enjoying the people that you're with. At the very least, have a drink and

[0:02:03] : dance a little bit. Listen to some good music and enjoy this moment that we

[0:02:08] : call life.  [0:02:08]





What people are saying about The Speakeasy.mp4
(1m 9s) 1 speaker ()

[0:00:08] : It was a blast.

[0:00:08] : Speak Easy was amazing.

[0:00:09] : It was incredible. It was unique. It was fun.

[0:00:13] : It was fantastic. Literally, fantastic.

[0:00:15] : I just fell in love, as soon as I walked in. You forget where you

[0:00:19] : are, and what time you're in. And you want to follow these characters, these people,

[0:00:24] : that you're invested in now.

[0:00:26] : There's more going on with the personalities, the story, the anger, the hatred, the love,

[0:00:32] : the fun, the feminism.

[0:00:33] : Everything's immaculate. The details are amazing.

[0:00:36] : There's a bunch of costume ideas that I really, now.

[0:00:40] : You get to dress up. You get to have a lot of fun. You get

[0:00:42] : to be a part of something is from a century ago.

[0:00:46] : Doo, doo, doo, doo.

[0:00:46] : They were awesome. The drinks were incredible.

[0:00:53] : Loved the cocktails.

[0:00:55] : The cocktails were great. I got to say, prohibition cocktail?

[0:00:58] : The drinks were so good.

[0:01:00] : Go.

[0:01:02] : Go.

[0:01:03] : [inaudible 00:01:02]

[0:01:04] : To the Speak Easy.

[0:01:05] : Onward to the Speak Easy.  [0:01:10]





The Speakeasy Teaser Final HD.mp4
(36s) 3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:02] Speaker 1: How did you find this place?

[0:00:04] Speaker 2: I don't know. Someone gave me a card. It just said, "From a friend."

[0:00:07] Speaker 1: A friend? Did you know the guy who gave you the card?

[0:00:10] Speaker 2: No.

[0:00:11] Speaker 1: No? Is it ... Do you think it's legal?

[0:00:21] Speaker 2: I don't know.

[0:00:22] Speaker 3: Right this way. We've been expecting you.  [0:00:24]




First look Speakeasy chorus.mp4
(1m 35s) 3 speakers (Singers, Speaker 2, Speaker 3)

[0:00:15] Singers: I'll build a stairway to paradise with a new step everyday.

[0:00:15] Speaker 2: This show was unlike any show I've ever directed, it's a super innovative project and there's nothing else like it.

[0:00:19] Speaker 3: When the audience interacts with the show, they're really gonna be stepping back in time.

[0:00:21] Singers: Shoes go on and carry me there. I'll build a stairway to paradise with a new step everyday.

[0:00:36] Speaker 2: Stairway to paradise is meant to be a nod to very, very classic, say field kind of movements. So I borrow classic steps and then I think about what formations I want there to be and what stage pictures I want there to be and what that says about where the dance fits in to the bigger story of the show.

[0:00:57] Speaker 3: Particularly to be a woman at that time period, you know, is revolutionary.

[0:01:02] Speaker 2: Skirts are getting shorter.

[0:01:03] Speaker 3: You have this just idea of really seeing the female form being expressed in a totally new way. We see this kind of beginning of the woman's revolution, and we still have decades to go but I think it really starts in the twenties.

[0:01:16] Singers: I'll build stairway to paradise with a new step everyday, with a new step everyday. [0:01:17]